Exhibit 99.1

Sino Payments Completes Global Processing Platform system in China

April 23, 2009 (Hong Kong) – Sino Payments, Inc. (OTCBB: SNPY) has completed its Global Processing Platform (SinoPay GPP) and is in the process of deploying this solution in Shanghai to provide IP credit and debit card processing services to its’ customers in China.  This updated SinoPay GPP system will facilitate the processing of all credit card types (Visa/MC/AMEX/Diners/Discover/JCB) and will be integrated with China UnionPay to provide processing of UnionPay Debit cards in China.

As is, the SinoPay GPP can be deployed in any country to provide efficient IP processing of all credit card types and has been specifically designed for roll out around the region in Asia.

Matthew Mecke, Chairman & CEO of Sino Payments stated “The deployment of our SinoPay GPP is the first step in Sino Payments providing large multinational retailers in Asia with modern efficient payment processing systems at checkout. Approximately 25% of customers in Asia are currently using credit or debit cards for purchases at supermarkets and large multinational and international retailers.  Our SinoPay GPP system requires very little, if any, local customization when deployed in Asia outside of China so we are confident we will be growing our customer base around the region in the coming months.”

About Sino Payments, Inc.

Sino Payments is a Nevada incorporated US Company with offices in Hong Kong.  Sino Payments proprietary IP transaction processing system (SinoPay GPP) was designed to convert transaction processing systems from old type dial up point of sale systems connected to sophisticated check out terminals to a modern seamless IP transaction process, thereby reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains in China and throughout Asia including supermarket chains and large regional multinational retailers.

Contacts:

Sino Payments, Inc.

Matthew Mecke
Chairman & CEO
ir@sinopayments.com

Investor Relations

Mr. Kubus
info@target-ir.com
T: 1-760-707-9892

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.